U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Treacy                         Cormac
--------------------------------------------------------------------------------
     (Last)                         (First)             (Middle)


     12/13 Exchange Place
--------------------------------------------------------------------------------
                                    (Street)


     Dublin                          Ireland                1
--------------------------------------------------------------------------------
     (City)                          (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     ESG Re Limited (ESREF)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     February 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


     December 1999
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
             Corporate Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value
   $1 per share 12/16/99              (A)             100         (A)    $5.875   100            (D)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

          Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
              2.                                                                                       Deriv-    of
              Conver-                    5.                                 7.                         ative     Deriv-   11.
              sion                       Number of                          Title and Amount           Secur-    ative    Nature
              or                         Derivative    6.                   of Underlying     8.       ities     Secur-   of
              Exer-              4.      Securities    Date                 Securities        Price    Bene-     ity:     In-
              cise       3.      Trans-  Acquired (A)  Exercisable and      (Instr. 3 and 4)  of       ficially  Direct   direct
              Price      Trans-  action  or Disposed   Expiration Date      ----------------  Deriv-   Owned     (D) or   Bene-
1.            of         action  Code    of(D)         (Month/Day/Year)               Amount  ative    at End    In-      ficial
Title of      Deriv-     Date    (Instr. (Instr. 3,    ----------------               or      Secur-   of        direct   Owner-
Derivative    ative      (Month/ 8)      4 and 5)      Date       Expira-             Number  ity      Month     (I)      ship
Security      Secur-     Day/    ------  ------------  Exer-      tion                of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity        Year)   Code V   (A)   (D)    cisable    Date       Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Options      $18.20/sh(1)                              11/1/98    11/1/08    Common    1,500            1,500      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $18.20/sh(1)                              11/1/00    11/1/08    Common    1,500            1,500      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $18.20/sh(1)                              11/1/01    11/1/08    Common    1,500            1,500      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $18.20/sh(1)                              11/1/02    11/1/08    Common    1,500            1,500      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $16.81/sh(2)                              2/25/99(3) 2/25/09(4) Common      750              750      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $16.81/sh(2)                              2/25/01(3) 2/25/09(4) Common      750              750      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $16.81/sh(2)                              2/25/02(3) 2/25/09(4) Common      750              750      (D)
 to Buy                                                                       Shares
------------------------------------------------------------------------------------------------------------------------------------
Options      $16.81/sh(2)                              2/25/03(3) 2/25/09(4) Common      750              750      (D)
 to Buy                                                                       Shares
====================================================================================================================================

Explanation of Responses:

1. The price of derivative and underlying securities was incorrectly reported as $18.30 on the December 1999 Form 4.

2. The price of the derivative and underlying securities was incorrectly reported as $18.81 on the December 1999 Form 4.

3. The exercise dates were incorrectly reported as 2/25/98, 2/25/00, 2/25/01, and 2/25/02 respectively on the December 1999 Form 4.

4. The expiration dates were incorrectly reported as 2/25/08 on the December 1999 Form 4.


            /s/ Cormac Treacy                              February 15, 2000
---------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.